Exhibit 99.2

Elite Express Holding Inc. Announces Closing of $15.2 Million Initial Public Offering

LAGUNA HILLS, Calif., August 22, 2025 (GLOBE NEWSWIRE) -- Elite Express Holding Inc. (ETS), a California-based provider of last-mile delivery services, today announced the closing of its previously announced initial public offering of 3,800,000 shares of Class A common stock. Each share of Class A common stock was sold at an offering price of $4.00 for gross proceeds of approximately $15.2 million, before deducting underwriting discounts and offering expenses. In addition, ETS has granted the underwriters a 45-day option to purchase up to an additional 570,000 shares of Class A common stock at the initial public offering price.

The shares of Class A common stock began trading on The Nasdaq Capital Market on August 21, 2025 under the ticker symbol “ETS.”

Dominari Securities LLC is acting as the representative of the underwriters for the offering, with Revere Securities acting as co-underwriter for the offering. Pacific Century Securities, LLC is acting as the advisor to ETS.

A registration statement on Form S-1, as amended (File No. 333-286965) was filed with the U.S. Securities and Exchange Commission (the “SEC”), which became effective on August 20, 2025. The offering is being made only by means of a prospectus forming part of the effective registration statement. A final prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus relating to this offering may be obtained from Dominari Securities LLC at 725 Fifth Avenue, 23rd Floor, New York, NY 10022, by calling (212) 393-4500 or (800) 299-7618, or by emailing info@dominarisecurities.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Elite Express Holding Inc.

ETS is a Delaware holding company that conducts its operations through its wholly owned subsidiary, JAR Transportation Inc., based in California. ETS provides last-mile delivery services, primarily focused on transporting packages from distribution centers to end customers within defined service areas. Leveraging logistics software to support route planning, driver oversight, and regulatory compliance, ETS is committed to enhancing operational efficiency and service reliability through the use of technology-driven solutions.

Elite Express Holding Inc.

23046 Avenida de la Carlota, Suite #600

Laguna Hills, CA 92653

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements about the anticipated timing of the offering. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ are detailed in ETS’ filings with the SEC, including the registration statement on Form S-1 under the section “Risk Factors.” ETS undertakes no obligation to update forward-looking statements except as required by law.

For more information, please contact:

Elite Express Holding Inc.

Investor Relations

(949) 758-0650

ir@eliteexpressholding.com

Elite Express Holding Inc.

23046 Avenida de la Carlota, Suite #600

Laguna Hills, CA 92653